UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 1, 2004


           Entertainment Is Us, Inc. f/k/a Auto-Q International, Inc.
             (Exact name of registrant as specified in its charter)



          Delaware           9974 Huntington Park Drive           98-034160
                              Strongsville, Ohio 44136


(State or other jurisdiction   (Address of Principal           (I.R.S. Employer
    of incorporation or          Executive Offices)          Identification No.)
       organization)


        Registrant's telephone number, including area code: 440-759-7470

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2005, Entertainment Is Us, Inc. (fka Auto-Q International, Inc.) (the "Company") completed the acquisition of Entertainment Is Us, Inc. ("EIU"), a privately-held Nevada corporation, pursuant to the certain Share Exchange Agreement (the "Agreement") originally entered into on December 1, 2004. Pursuant to the Agreement, the Company acquired all of the outstanding equity stock of EIU from the EIU Shareholders. As consideration for the acquisition of EIU, the Company issued an aggregate of 99,500,000 shares of the Company's common stock. The acquisition was completed following the satisfaction of the conditions to closing, including the completion of a 200-1 reverse stock split and delivery of the audited and unaudited financial statements of EIU. As a result of the completion of the acquisition, EIU has become a wholly-owned subsidiary of the Company. The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 2.01. Completion of Acquisition or Disposition of Assets

                 DESCRIPTION OF BUSINESS OF ENTERTAINMENT IS US
                     (a privately held Nevada Corporation)

Overview

Entertainment-Is-Us ("EIU") is an entertainment company that operates Pachinko parlors in Japan through its subsidiary, Sunkyo Corporation ("Sunkyo"). Sunkyo is EIU's sole asset.

Sunkyo owns and operates five Pachinko gaming establishments. Pachinko, a type of pinball game, is one of the most popular games in the Japanese entertainment industry. Sunkyo's chairman is Noriyuki Kanayama.

Corporate History

The founders of Sunkyo, the Kanayama family, have been involved in the Pachinko parlor business for over half a century. Santoku Kanayama, the founder of Sunkyo, opened the first of his many Pachinko parlors in 1949. In 1977, Sunkyo Co. Ltd. was founded to operate in the real estate business formally. Noriyuki Kanayama the CEO succeeded the business from the founder, Santoku Kanayama.Sunkyo was consolidated with EIU through a reverse merger in February, 2004, and became a subsidiary of EIU.

The head office of Sunkyo Co. Ltd. is situated in a busy downtown street of Shizuoka city. Shizuoka city is located at the foot of Mt. Fuji, which can be viewed from anywhere in the city. In addition to Sunkyo, Kanayama family owns Ginza Kaikan, a private limited company, which operates four Pachinko parlors and a real estate business.

Summary of Pachinko Parlor Business

Entertainment Is Us owns and operates five Pachinko parlors through its Sunkyo subsidiary. All of the parlors operate under the name Ginza. The Kanayama family also owns a separate business that operates four other parlors that are also named Ginza. All of the Ginza parlors are located in Shizuoka city. The Company's focus is on increasing profits by eliminating local competition and increasing the number of new customers.

The Company's Pachinko parlors are open from 9:00 AM to 10:30 PM, 340 days a year.

The Company's parlors operate approximately 2,600 machines. There are two types of Pachinko machines; a conventional Pachinko machine, and a Pachislot machine, originating from the slot machine. 65% of the Company's machines are conventional machines and 35% are Pachislot machines.

The Company's basic business policy is: "we are deeply involved in our local community and create parlors loved by the local people". The Company is focused on providing superior, personalized service to all of its customers, and a high level of training for its managers and staff. For example, the Company's staff is instructed to communicate with customers on a first name basis.

The Company's marketing strategy involves spot TV commercials, which cost approximately $875,000 (100,000,000 million Japanese Yen) per year. The TV commercials are run intensively at the end of the year, the beginning of the year, Golden Week holidays of May, and summer holidays. This efforts on advertisement play a important part in increasing the sales and profit figures of Sunkyo Co. Ltd.

Summary of Real Estate Business

Sunkyo Co. Ltd. owns the land and buildings of the Pachinko parlors, two commercial buildings, one building that holds 30 one-room condominiums and 15 parking lots in Shizuoka city.


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

The Pachinko Industry

There are over 16,000 Pachinko parlors in Japan. There are two types of Pachinko machines; a conventional Pachinko machine, and a Pachislot machine, originating from the slot machine. Once a customer chooses their desired machine, Pachinko balls can be bought by cash or a prepaid card. The balls are then rolled onto a tray and the customer turns the lever clockwise to push the balls. The balls are moved in all directions by hitting the pins and moving vanes in the glazed Pachinko machines. Some balls will enter holes, and the remainder will return to the tray.

The customer is able to stop the game whenever desired. If no balls are not left in the tray at the end of the game, the customer loses. All balls in the tray at the end of the game are brought to a counter located near the exit, and exchanged for Pachinko gifts. There are two types of Pachinko gifts; a special gift and a general gift. Special gifts awarded to customers can be exchanged for cash. General gifts include tobacco, chocolate, candy and electrical goods.

Government Regulation of the Pachinko Industry

Whereas U.S. casinos may only operate in certain areas, such as Las Vegas, Pachinko parlors operate throughout Japan.

Japan's Entertainment Establishment Control Law (EECL) governs a variety of entertainment establishments, including pachinko and pachislot stores. The National Public Safety Commission (NPSC) sets out the general standard of the pachinko stores within the scope of EECL. The ability of Entertainment Is Us to remain in business and to operate profitably depends upon the Company's ability to satisfy all applicable NPSC gaming laws and regulations governed by EECL.

A business licence is required to operate a Pachinko parlor in Japan. The licence has no expiration date, but is regulated by legal restrictions which are controlled by Japan's National Police Agency. Pachinko parlors may not operate near schools, hospitals, or children' s parks, nor may the manager of the parlor have a criminal record. Licences will be suspended if a Pachinko parlor is found to have changed a mechanism within their Pachinko machines, installed machines that can be operated by remote control, or given customers cash or securities as prizes.

In spite of the above restrictions, customers can exchange their acquired Pachinko balls for cash in the following 3-house system, which is legally accepted in Japan. Under this system, customers who have exchanged their Pachinko balls for gifts at the Pachinko parlor may leave the parlor and exchange their gifts for cash at a Pachinko gift purchasing establishment. Statistically, the percentage of customers who ultimately exchange their Pachinko balls for for cash is 97%. The remaining 3% exchange their Pachinko balls for gifts.

The casino industry in the Pan-Pacific area is authorized (dominated, supported, operated) by the U.S.A., Australia and Macao . There is a growing desire to remove the current ban on the casino industry in Japan. Our aim is to eventually enter the casino industry, using the knowledge and experience gained from our Pachinko parlor operations.

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


                               [GRAPHIC OMITTED]

Competition

Entertainment Is Us faces substantial competition in each of the markets in which its gaming facilities are located. Some of the competitors have significantly greater name recognition and financial and marketing resources than the Company. Such competition results, in part, from the geographic concentration of competitors. All of the Company's gaming operations primarily compete with other gaming operations in their geographic areas. New expansion and development activity is occurring in each of the relevant markets, which may be expected to intensify competitive pressures.

Employees

Entertainment Is Us currently has 73 full and part time employees.

                 DESCRIPTION OF BUSINESS OF ENTERTIAINMENT IS US
                     formerly known as AUTO-Q INTERNATIONAL

Corporate History

On February 13, 2003, Auto-Q's board of directors decided to voluntarily liquidate the assets of Auto-Q UK. The board appointed liquidators on March 13, 2003 who were ratified at a meeting of the creditors held on June 30, 2003. It was agreed that Auto-Q UK would transfer its assets to a subsidiary called Solutions and the creditors of Auto-Q UK who were owed approximately $2,127,000 were paid approximately $333,000, which resulted in a net gain of approximately $1,794,000 of which $982,057 has been recorded as gain on sale and the remaining $811,943 has been included in income from discontinued operations during the year ended September 30, 2003.

On July 30, 2004, the board of directors decided to voluntarily liquidate the assets of Solutions, the only remaining operating entity. The board appointed liquidators on August 6, 2004 and scheduled a meeting of the creditors for August 24, 2004. Based on estimates provided by the liquidators, BWC business solutions of Leeds, United Kingdom, the Company has written-off the deficiency in Net Assets and recorded $337,893 as a gain on forgiveness of debt and is included in the "Discontinued Operations".

As a result of the foregoing factors, Auto-Q discontinued its only operating activities in August 2004.

On November 30, 2004, Auto-Q entered into a Share Exchange Agreement with Entertainment Is Us, Inc. ("EIS") whereby it would issue 100,000,000 shares of its common stock in exchange for all of the issued and outstanding shares of

Entertainment Is Us, Inc. The 100,000,000 shares would be contingent upon after the Company completes a 200-to-1 reverse stock split of its common shares of which 94,500,000 shares shall be issued to the shareholders of Entertainment Is Us, Inc. and 5,500,000 shares shall be issued to General Corporate Services, S.A. pursuant to the terms of its consulting agreement with the Company.

On May 2, 2005, the Company changed its name to Entertainment Is Us, Inc., its trading symbol to EIUS and completed the aforementioned reverse stock split which has been applied on a retroactive basis to the accompanying financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

FORWARD LOOKING STATEMENTS

Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

1. Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;


2. Our ability to generate customer demand for our services;


3. The intensity of competition; and


4. General economic conditions.

All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Entertainment Is Us Results of Operations

Nine months ended June 30, 2005

Revenues

For the nine months ended June 30, 2005, gaming revenue was $14,255,000.

General & Administrative Expenses

General and administrative expenses for the nine months ended June 30, 2005 were $9,890,000.

Depreciation

For the nine months ended June 30, 2005, our depreciation expense was $1,265,000.

Net Income

Our net income for the nine months ended June 30, 2005 was $4,103,000.

Year Ended September 30, 2004, Compared To Fiscal Year Ended September 30, 2003

Revenues

During the year ended September 30, 2004 our gaming revenue increased to $19,202,000, compared to gaming revenue of 17,571,000 for the year ended September 30, 2003. The increase is due to better operating conditions which made the facilities more marketable.

General & Administrative Expenses

General and administrative expenses for the year ended September 30, 2004 decreased to $11,197,000 from $12,332,000 for the year ended September 30, 2003. The decrease is due to better operating efficiencies.

Depreciation

For the year ended September 30, 2004, our depreciation expense increased to $1,706,000 from $1,350,000 for the prior year. This increase was due to the refurbishing of the Pachinko Parlors as well as the purchase of new equipment.

Net Income

Our net income for the year ended September 30, 2004 increased to $5,838,000, as compared to net income of $2,544,000 for the year ended September 30, 2003. Revenues increased while expenses decreased due to better operating efficiencies and an increase in play because of refurbishing and newer equipment.

Liquidity and Capital Resources

Gaming Revenues did provide sufficient working capital to fund our operations during the nine months ended June 30, 2005. Operations provided an additional $1,280,000 of cash during the nine months resulting in a balance of $6,262,000. Our current liabilities as of June 30, 2005 aggregated $4,757,000. Cash used in financing activities for the nine months ended June 30, 2005 was negative $(431,000) resulting from a reduction in receivables. As of June 30, 2005, we had no commitments for capital expenditures. Total stockholder's equity as of June 30, 2005 was 80,426,000.

Off Balance Sheet Arrangements

The Company currently has no off balance sheet arrangements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of long-lived assets, any potential losses from pending litigation and deferred tax asset or liability. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

GAMING REVENUE: We recognize revenue from pachinko and pachislo games represent the gross pay-ins, less payouts to customers. Revenues are recorded when cash is received for game balls or game tokens when rented to the patrons. Payouts are recorded when the token prizes are purchased back from the exchangers.

INVENTORIES: Our inventories consist of gaming prizes, food and beverages and are stated at the lower of cost or market. IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF: We review our long-lived assets and certain identifiable intangibles for impairment when ever events change in circumstances which indicate that the carrying amount of assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. We review our pachinko and pachislo machines and equipment annually for such impairment considering that such equipment tend to be more affected by changes in our customer playing attitudes and preference.

Recently Issued Accounting Pronouncements

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position
(FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4 (" SFAS No. 151". The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used.
Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. This pronouncement is effective for the Company, a small business issuer, as of the first interior annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

Enertainment Is Us fka Auto-Q International Results of Operations

Quarters ended June 30, 2005 and 2004

Restructuring

On July 30, 2004, the Company's board of directors decided to voluntarily liquidate the assets of Auto-Q Solutions Limited, Inc. ("Solutions"), the only remaining operating entity. The board appointed liquidators on August 6, 2004 and scheduled a meeting of the creditors for August 24, 2004. Based on estimates provided by the liquidators, BWC business solutions of Leeds, United Kingdom, the Company has written-off the deficiency in Net Assets and recorded $337,893 as a gain on forgiveness of debt.

During the quarter ended June 30, 2003, the Board of Directors of the Company's subsidiary, Auto-Q International Limited, determined that its liquidity was insufficient and that it might not be able to continue as a going concern. As a result, the Board of Auto-Q International Limited decided that it would be in the best interests of the creditors and shareholders of Auto-Q International Limited to reorganize by liquidating Auto-Q International Limited and selling its assets to Auto-Q Solutions Limited, which is a wholly owned subsidiary of the Company. Under United Kingdom law, this reorganization had the effect of discharging all of the debts of Auto-Q International Limited while maintaining the operations of the business through a new subsidiary of the Company. This reorganization was approved by the creditors of Auto-Q International Limited on June 30, 2003.

As a result of the foregoing factors, the Company discontinued its only operating activities in August 2004.

Net Loss

Net loss for the quarter ended June 30, 2005 was $26,011, or $0.02 per share, which compares with a net loss of $488,135, or $1.94 per share in the quarter ended June 30, 2004.

Net loss for the nine months ended June 30, 2005 was $89,567, or $0.07 per share, which compares with a net loss of $1,757,910, or $7.05 per share for the nine months ended June 30, 2004.

Liquidity and Capital Resources

Net cash used in operations for the nine months ended June 30, 2005 and 2004 was $76,000 and $(937,362), respectively. Net cash provided by financing activities for the nine months ended June 30, 2005 was $76,000 as compared to $511,977 for the nine months ended June 30, 2004. Net cash provided by (used in) discontinued operations for the nine months ended June 30, 2005 and 2004 was $0 and $425,689, respectively.

At June 30, 2005, the Company had no cash. The company had $12,512,500 in prepaid expenses resulting from the issuance of 5,500,000 shares of restricted common stock pursuant to the share exchange agreement. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon positive cash flows from operations and ongoing financial support. Adequate funds may not be available when needed or may not be available on terms favorable to the Company. If the Company is unable to secure sufficient funding, the Company may be unable to develop or enhance the Company's products and services, take advantage of business opportunities, respond to competitive pressures or grow the Company's business in the manner that the Company's management believes is possible. This could have a negative effect on the Company's business, financial condition and results of operations. Without such support, the Company may not be able to meet its working capital requirements and accordingly the Company and its subsidiaries may need to reorganize and seek protection from its creditors.

The Company currently believes that the proposed merger with EIS will, if completed, allow the Company to begin building a viable business with varied financing alternatives. However, there are no assurances that the Company will be able to achieve these objectives and any prospective investor is cautioned in investing in the Company otherwise, doing so would be at their own risk.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the appropriate application of certain accounting policies, many of which require estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates.

Management believes application of accounting policies, and the estimates inherently required by the policies, are reasonable. These accounting policies and estimates are constantly re-evaluated, and adjustments are made when facts and circumstances dictate a change. Historically, management has found the application of accounting policies to be appropriate, and actual results generally do not differ materially from those determined using necessary estimates.

Years ended September 30, 2003 and 2002

Restructuring

On that date, the Company's Board of Directors decided that it was in the best interest of the shareholders to liquidate Auto-Q Solutions Limited, Inc. ("Solutions"). On July 30, 2004, the Company's board of directors decided to voluntarily liquidate the assets of Solutions, the only remaining operating entity. The board appointed liquidators on August 6, 2004 and scheduled a meeting of the creditors for August 24, 2004. Based on estimates provided by the liquidators, BWC business solutions of Leeds, United Kingdom, the Company has written-off the deficiency in Net Assets and recorded $337,893 as a gain on forgiveness of debt.

During the quarter ended March 31, 2003, the Board of Directors of the Company's subsidiary, Auto-Q International Limited, determined that its liquidity was insufficient and that it might not be able to continue as a going concern. As a result, the Board of Auto-Q International Limited decided that it would be in the best interests of the creditors and shareholders of Auto-Q International Limited to reorganize by liquidating Auto-Q International Limited and selling its assets to Auto-Q Solutions Limited, which is a wholly owned subsidiary of Auto-Q International Inc. Under United Kingdom law, this reorganization had the effect of discharging all of the debts of Auto-Q International Limited while maintaining the operations of the business through a new subsidiary of the
Company. This reorganization was approved by the creditors of Auto-Q International Limited on March 31, 2003.

As a result of the foregoing factors, the Company discontinued its only operating activities in August 2004.

Gain On Debt Forgiveness

The gain on debt forgiveness of $337,893 during the year ended September 30, 2004 occurred due to the liquidation of the Company's subsidiary, Auto-Q Solutions Limited. The total represents the excess of liabilities over the amount to be paid to the creditors of Auto-Q International Limited.

Net Loss

Net loss for the year ended September 30, 2004 was $1,023,894, or $.01 per share, which compares with a net loss of $223,414, or $.01 per share in the year ended September 30, 2003.

Recently Issued Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity." This standard requires that certain financial instruments embodying an obligation to transfer assets or to issue equity securities be classified as liabilities. It is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is generally effective July 1, 2003. This standard had no impact on the Company's financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment to FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods for transition to SFAS No. 123's fair value method of accounting for stock-based compensation. As amended by SFAS No. 148, SFAS No. 123 also requires additional disclosure regarding stock-based compensation in annual and condensed interim financial statements. The new disclosure requirements became effective immediately.

                             DESCRIPTION OF PROPERTY

Entertainment Is Us, through its Sunkyo subsidiary, owns the land and buildings of five Pachinko parlors, two commercial buildings, one building that holds 30 one-room condominiums and 15 parking lots in Shizuoka city. Sunkyo's head office is located in downtown Shizuoka city, Japan, at the following address: 2-8 Konya-cho, Shizuoka-shi, Shizuoka-ken.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 17, 2005 with respect to the beneficial ownership of the Company's outstanding common stock following the acquisition of Auto-Q by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers, directors and director nominees; and (iii) our directors, director nominees and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.



                                                    Common Stock Percentage of
Name of Beneficial Owner             Beneficially Owned (1)     Common Stock (1)
----------------------------------- ------------------------- ------------------
Rosemoor Properties, Ltd.(2)             8,306,550                 8.0%

Starfire International, Ltd.(2)          8,353,800                 8.0

Romaine International, Ltd.(2)           8,656,200                 8.0

Alirea, Ltd.(3)                         17,388,000                16.5

Traiar, Ltd.(3)                          8,826,300                 8.0

Lankton, Ltd.(3)                        17,312,400                16.5

Corporate Business Development LLC       5,500,000                 5.1

----------------------------------- ------------------------- ------------------
All officers and directors as a group
(0 persons)

* Less than 1%

(1) Applicable percentage ownership is based on 106,311,719 shares of common stock outstanding as of October 17, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of October 17, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of October 17, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. (2) The address for this beneficial owner is: Herald Trust Company Limited, No. 8 Hill St., St. Helier, Jersey HE4 9XB, Channel Islands. Attn: Alan Blanchet.
     (3) The address for this beneficial owner is: Meespierson Intertrust Limited, PO Box 227, Clinchs House, Lord Street, Douglas, Isle of Man, IM 99 IRZ. Attn: Steve McGowan.

         DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Below are the names and certain information regarding the Company's executive officers, directors and director nominees following the acquisition of Entertainment Is Us. Gary Stewart shall be appointed to the board of directors and as Chief Financial Officer following the closing of the Exchange Transaction. Gary Stewart shall then appoint Noriyuki Kanayama as Chief Executive Officer and to the board of directors.



----------------------- ------- ------------------------------------------------
Name                    Age     Position
----------------------- ------- ------------------------------------------------
Noriyuki Kanayama       52      Director, Chief Executive Officer
----------------------- ------- ------------------------------------------------
Gary Stewart            53      Director, Chief Financial Officer
----------------------- ------- ------------------------------------------------

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at our annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Mr. Gary Stewart

Mr. Stewart has been a Solicitor of the Supreme Court of New South Wales, Australia since 1985. Since 2001, Mr. Stewart has been the owner and operator of Chinatown Cellar, a liquor store and Finders Wines, a distribution company, and since 2004, he has been the owner and operator of the Iron Duke Hotel, a hotel and gaming venue.

Mr. Noriyuki Kanayama

Mr. Kanayama joined the Sunkyo Corporation in 1993 and has served as the Chief Executive Officer of Sunkyo Corporation since 1996. Prior thereto, from 1988 to 1993, Mr. Kanayama worked as a consultant for a number of real estate investors located in Beverley Hills, California, U.S.A.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation that the Company has paid or that has accrued on behalf of the Company's chief executive officer and other executive officers with annual compensation exceeding $100,000 during the years ended September 30, 2005, 2004 and 2003.


                                                                       Long-Term
                                                                   Compensation Awards

                                                                        Securities
                                                                        Underlying
                                                                        Options (#)     All Other
Name and Principal Position             Year      Salary      Bonus       /SARS        Compensation
------------------------------------ ---------- ---------- ---------- -------------- ---------------
Dr. David F. Hostelley                  2003      $0            0           0                0

                                        2004      $6,500        0           *                0

*Dr. Hostelley was granted 20,000 shares of common stock of the Company although such shares have not been issued by the Company as of the date of this report. Dr. Hostelley does not own any other securities of the Company.

Directors' Compensation

During the fiscal year ended September 30, 2004 no fees were paid to our Director.

Employment Contracts

The Company has no employment agreements with any party and Dr. Hostelley's employment is "at will" and may be terminated by the Company or Dr. Hostelley at any time.

The following table sets forth information concerning the total compensation that Entertainment Is Us has paid or that has accrued on behalf of the Company's chief executive officer and other executive officers with annual compensation exceeding $100,000 during the years ended September 30, 2005, 2004 and 2003.

                                                                        Long-Term
                                                                   Compensation Awards

                                                                        Securities
                                                                        Underlying
                                                                        Options (#)     All Other
Name and Principal Position             Year      Salary      Bonus       /SARS        Compensation
------------------------------------ ---------- ---------- ---------- -------------- ---------------
Noriyuki Kanayama                       2003      $0            0           0                0
                                        2004      $0            0           0                0
                                        2005      $0            0           0                0


LEGAL PROCEEDINGS

Entertainment Is Us, Inc. fka Auto-Q International

Auto-Q is not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

Entertainment Is Us, Inc. (Nevada corporation)

Entertainment Is Us is not a party to any pending legal proceeding, nor is its property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of Entertainment Is Us business.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Through the June 30, 2004 reporting period, the Company's accountants were Mahoney, Cohen & Company, CPA, P.C. independent certified public accountants. However, recently we changed accountants to De Joya & Company LLC also independent certified public accountants. At no time has there been any disagreement with either such accountants regarding any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure.

                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of the Company's articles of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share. Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our articles of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of our directors standing for election. Holders of our common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded on the OTC-Bulletin Board under the symbol EIUS.

Pursuant to the terms of the Exchange Agreement, the Company agreed to recapitalize itself by performing a reverse stock split and to issue a significant number of shares to the shareholders of Entertainment Is Us, Inc. The principal effect of the reverse split is that the number of shares of Common Stock issued and outstanding will be reduced from 158,327,663 shares as of March 15, 2005 to approximately 791,638 shares on May 2, 2005.

The following sets forth the range of the closing bid prices for the Company's Common Stock for the period October 14, 2004 through October 18, 2005. Such prices represent inter-dealer quotations, do not represent actual transactions, and do not include retail mark-ups, mark-downs or commissions. Such prices were determined from information provided by a majority of the market makers for the Company's Common Stock.

                                   High Close             Low Close

2005 Fiscal Year
First Quarter                          $3.4                  $1.2
Second Quarter                          3.6                   1.3
Third Quarter                           3.6                  1.26
Fourth Quarter                         3.55                  3.25

2006 fiscal Year
First Quarter (through October 17)     3.53                  3.25



Holders

The approximate number of holders of the Common Stock of the Company as of October 18, 2005 was 432.

Dividends

No cash dividends were declared by the Company during the fiscal year ended September 30, 2004. While the payment of dividends rests within the discretion of the Board of Directors, it is not anticipated that cash dividends will be paid in the foreseeable future, as the Company intends to retain earnings, if any, for use in the development of its business. The payment of dividends is contingent upon the Company's future earnings, if any, the Company's financial condition and its capital requirements, general business conditions and other factors.

No shares were available for issuance under any equity compensation plan at September 30, 2004.

During the period ending September 30, 2004, the Company issued 100,250,000 shares of common to two (2) persons in satisfaction of loans made by such persons to the Company. Said shares were issued pursuant to Regulation S of the Securities Act of 1933, as amended and were thus exempt from registration.


                     RECENT SALES OF UNREGISTERED SECURITIES

During the year ended September 30, 2004, the Company issued 5,000,000 common shares for cash totaling $100,000.

During the year ended September 30, 2004, the Company issued 100,250,000 common shares for settlement of $906,005 of debt.

During the year ended September 30, 2004, the Company issued 4,593,284 shares for services rendered to the Company totaling $761,047.

On October 7, 2005, the Company issued an aggregate of 99,500,000 shares of the Company's common stock as consideration for the acquisition of Entertainment Is Us, Inc.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Great American Family Parks or executive officers of Great American Family Parks, and transfer was restricted by Great American Family Parks in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Entertainment Is Us, Inc. fka Auto-Q International

Under the Delaware General Corporate Laws ("DGCL"), the certificate of incorporation may contain limits on a director's liability to the corporation or its stockholders for money damages for breach of fiduciary duty. The DGCL does not permit any limitation of a director's liability where: (1) a director breached the duty of loyalty to the corporation or its stockholders; (2) a director's acts or omissions were not in good faith or involved intentional misconduct or a knowing violation of law; (3) a director received an improper personal benefit from a transaction involving the corporation; or (4) a director authorized an unlawful dividend or stock repurchase or redemption. The Company's articles of Incorporation limit the liability of its directors to the Company and its stockholders as fully as the DGCL allows.

The DGCL permits a corporation to indemnify its directors and officers for acts or omissions in an official capacity and to purchase insurance on behalf of such directors and officers against the costs and liabilities of acting or failing to act in an official capacity. The Company currently provides indemnification for officers and directors but does not provide insurance on behalf of directors and officers for liability in any such capacity. The Company's Certificate of Incorporation and By-laws provide for indemnification, and for the authority of the Company to obtain insurance on behalf of its directors and officers for liability in any such capacity, as fully as the DGCL allows.

The DGCL allows a corporation to indemnify -- that is, to make whole -- any person who is or was a director or officer of the corporation if that person is held liable or incurs costs for acts or omissions in an official capacity. In addition to covering court judgments, out-of-court settlements, fines, and penalties, the DGCL also allows the corporation, with specified qualifications, to advance certain reasonable expenses incurred and to reimburse such expenses after they are incurred. The right to indemnification under the DGCL does not normally exclude other rights of recovery the indemnified person may have.

Additionally, the DGCL permits a corporation to purchase insurance for its directors and officers against some or all of the costs of such indemnification or against liabilities arising from acts or omissions of the insured person, even though the corporation may not have power to indemnify the person against such liabilities.

Unless the court determines otherwise, the DGCL does not permit indemnification of a director or officer if a court finds the person liable to the corporation itself. In addition, the DGCL generally requires that the director or officer must have acted in good faith and in a manner he or she reasonably believed was consistent with (or not opposed to) the best interests of the corporation.

The Company's Certificate of Incorporation By-laws provide for indemnification, and for the authority of the Company to obtain insurance on behalf of its directors and officers against costs and liabilities of acting or failing to act in an official capacity, as fully as the DGCL allows.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 2.01.

Item 4.01 Changes in Registrant's Certifying Accountant.

See Item 2.01.

Item 5.01 Changes in Control of Registrant.

See Item 2.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 2.01.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the acquisition of Entertainment Is Us, the Company changed its name to Entertainment Is Us on May 2, 2005.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired.

Entertainment Is Us, Inc. Balance Sheet as of June 30, 2005

Entertainment Is Us, Inc. Statement of Operations For The Nine Months Ended June 30, 2005

Entertainment Is Us, Inc. Statement of Stockholders' Equity For The Nine Months Ended June 30, 2005

Entertainment Is Us, Inc. Statement of Cash Flows For The Nine Months Ended June 30, 2005

Entertainment Is Us, Inc. Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

Entertainment Is Us, Inc. Balance Sheet as of September 30, 2004

Entertainment Is Us, Inc. Statement of Operations For The Year Ended September 30, 2004

Entertainment Is Us, Inc. Statement of Stockholders' Equity For The Year Ended September 30, 2004

Entertainment Is Us, Inc. Statement of Cash Flows For The Year Ended September 30, 2004

Entertainment Is Us, Inc. Notes to Financial Statements

(b) Pro forma financial information.

Entertainment Is Us, Inc. Pro forma Consolidated Financial Statements

Pro forma Consolidated Balance Sheet

Pro forma Consolidated Statements of Operations

Notes to Pro forma Consolidated Financial Statements

(c) Exhibits

2.1     Share  Exchange  Agreement  between  Auto-Q   International,   Inc.  and
        Entertainment Is Us, Inc., dated September 4, 2004 (incorporated by reference to Form 8-K filed on December 1, 2004).

2.2     Amendment   No.   1  to  Share   Exchange   Agreement   between   Auto-Q
        International,  Inc. and  Entertainment  Is Us, Inc.  dated  October 10,
        2005.

3.1     Amendment   to   Articles   of   Incorporation   dated  April  11,  2005
        (incorporated by reference to Schedule 14C filed with the SEC on April 11, 2005).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entertainment Is Us fka Auto-Q International Corp.





Date: October 19, 2005


/s/ Gary Stewart
-----------------------------
Gary Stewart, Chief Financial
Officer, Director

Entertainment Is Us, Inc.
Balance Sheet
June 30, 2005
(Unaudited)
==================================================================================   =================================
                                                                                        Japanese Yen     US dollars
                                                                                        (thousands)     (thousands)
                                                                                     ---------------------------------
Assets                                                                                 June 30, 2005    June 30, 2005
----------------------------------------------------------------------------------   ---------------------------------
Current Assets:
     Cash and cash equivalents                                                              691,183             6,262
     Marketable securities                                                                  108,566               984
     Accounts receivable                                                                          0                 0
     Accounts receivable-related party                                                       42,974               389
     Inventories                                                                             17,256               156
     Other current assets                                                                     9,999                91
----------------------------------------------------------------------------------   ---------------------------------
         Total current assets                                                               869,978             7,882
----------------------------------------------------------------------------------   ---------------------------------

Property, plant and equipment, at cost:
     Land                                                                                 5,735,972            51,970
     Buidlings and structures                                                             2,285,117            20,704
     Machinery, equipment and other                                                         718,608             6,511
     Intangible assets                                                                        3,454                31
----------------------------------------------------------------------------------   ---------------------------------
                                                                                          8,743,151            79,185
     Less accumulated depreciation                                                       (1,259,301)          (11,410)
----------------------------------------------------------------------------------   ---------------------------------
                                                                                          7,483,850            67,775

Other assets:
     Insurance contracts, cash surrender value                                              334,808             3,034
     Other assets                                                                           191,533             1,735
     Other assets-related party                                                                   0                 0
----------------------------------------------------------------------------------   ---------------------------------
         Total investments and other assets                                                 526,341             4,769
----------------------------------------------------------------------------------   ---------------------------------
           Total assets                                                                   8,880,169            80,426
==================================================================================   =================================
           Exchange Rate: 110.37 yen to a dollar for June 30, 2005



                                       19

Entertainment Is Us, Inc.
Balance Sheet
June 30, 2005
(Unaudited)
==================================================================================   =================================
                                                                                       Japanese Yen      US dollars
                                                                                        (thousands)     (thousands)
                                                                                     ---------------------------------
Liabilities and stockholder's equity                                                   June 30, 2005    June 30, 2005
----------------------------------------------------------------------------------   ---------------------------------
Current liabiliteis:
     Current portion of long-term debt                                                       36,386               330
     Current portion of long-term debt-related party                                        260,000             2,356
     Trade payables                                                                          84,510               766
     Trade payables-related party                                                            23,383               212
     Income taxes payable                                                                         0                 0
     Other current liabilities                                                              120,679             1,093
     Other current liabilities-related party                                                 24,690               224
----------------------------------------------------------------------------------   ---------------------------------
         Total current liabilities                                                          549,648             4,757
----------------------------------------------------------------------------------   ---------------------------------

Long-term liabilities
     Long-term debt                                                                       2,790,811            25,286
     Long-term debt-related party                                                           600,000             5,436
     Deposit related to rental activities                                                   111,973             1,015
     Deposit related to rental activities-related party                                     228,973             2,075
     Liability for employee retirement benefit                                              193,205             1,751
     Other                                                                                   13,116               119
----------------------------------------------------------------------------------   ---------------------------------
           Total liabilitites                                                             3,938,078            35,682
----------------------------------------------------------------------------------   ---------------------------------
Stockholders' equity:
     Common stock, authorized 10,000,000 shares                                               1,109                10
     Issued and outstanding 8,310,000 shares                                                      0
     Additional Paid-In Capital                                                               8,891                82
     Legal reserves                                                                           2,500                23
     Retained earnings                                                                    4,377,647            39,663
     Accumulated other comprehenseive income                                                  2,296               209
----------------------------------------------------------------------------------   ---------------------------------
         Total stockholder's equity                                                       4,392,443            39,987
----------------------------------------------------------------------------------   ---------------------------------
           Total liabilities and stockholder's equity                                     8,880,169            80,426
==================================================================================   =================================
           Exchange Rate: 110.37 yen to a dollar for June 30, 2005                                0                 0


Entertainment Is Us, Inc.
Statement of Income
For the Nine Months Ended June 30, 2005
(Unaudited)

-----------------------------------------------------------------------------------------------------------------
                                                                                     June 30, 2005
                                                                             Japanese Yen         US dollars
                                                                              (thousands)        (thousands)
                                                                          ---------------------------------------
                                                                             June 30, 2005      June 30, 2005
-----------------------------------------------------------------------------------------------------------------

Gaming revenue                                                                      1,534,315             14,255

-----------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses                                        1,064,424              9,890
-----------------------------------------------------------------------------------------------------------------
        Operating income                                                              469,891              4,365

Other income:
     Interest and dividend income                                                         695                  6
     Interest and dividend income-related party                                             0                  0
     Rental income                                                                    244,244              2,269
     Rental income-related party                                                        7,455                 69
     Gain on sales of properties                                                            0                  0
     Other income                                                                      80,498                748
     Other income-related party                                                       214,837              1,996
-----------------------------------------------------------------------------------------------------------------
                                                                                      547,729              5,088
-----------------------------------------------------------------------------------------------------------------
Other expense:
     Interest expense                                                                  45,737                425
     Interest expense-related party                                                         0                  0
     Loss on sales of securities                                                            0                  0
     Loss on sales of properties                                                            0                  0
     Disposal of properties                                                           182,169              1,693
     Other expenses                                                                     5,065                 47
     Other expesnes-related party                                                           0                  0
-----------------------------------------------------------------------------------------------------------------
                                                                                      232,971              2,165
-----------------------------------------------------------------------------------------------------------------
        Income before income taxes                                                    784,649              7,288

Income taxes:
     Current                                                                          342,811              3,185
     Deferred                                                                               0                  0
-----------------------------------------------------------------------------------------------------------------
                                                                                      342,811              3,185
-----------------------------------------------------------------------------------------------------------------
           Net income                                                                 441,838              4,103
=================================================================================================================
Other comprehensive Income (Loss) for the year,
     net of tax                                                                             0                  0
-----------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                  441,838              4,103
=================================================================================================================

                                                                                 June 30, 2005      June 30, 2005
                                                                             -------------------------------------
Basic net income per share                                                              44.18              $0.41
                                                                             -------------------------------------
Basic and fully diluted weighted average number of outstanding common shares       10,000,000         10,000,000
                                                                             -------------------------------------

                Exchange Rate: 110.63 yen to a dollar for June 30, 2005

Entertainment Is Us, Inc.
Statement of Cash Flows
For the Nine Months Ended June 30, 2005
(Unaudited)

-----------------------------------------------------------------------------------------------------------------
                                                                                       June 30, 2005
                                                                              Japanese Yen        US dollars
                                                                              (thousands)        (thousands)
                                                                              -----------------------------------
                                                                              une 30, 2005      June 30, 2005
-----------------------------------------------------------------------------------------------------------------
Cash flow from operating activities:
     Net income before income taxes                                                   784,649              7,290
-----------------------------------------------------------------------------------------------------------------
     Adjustments to reconcile net inocme to net cash
           provided by operating activities:
-----------------------------------------------------------------------------------------------------------------
        Depreciation                                                                  136,114              1,265
        Loss (gain) on disposal of fixed assets                                       182,206              1,693
        Loss (gain) on sale of securities                                                   0                  0
        Valuation loss (gain) on marketable securities                                      0                  0
        Distribution from investments                                                       0                  0
        Gain (loss) on foreign exchange                                                     0               (159)
        Decrease (increase) in assets:
           Accounts receivable                                                          3,346                 31
           Accounts receivable-related party                                          (15,021)              (140)
           Inventories                                                                      0                  0
           Other assets                                                                22,861                212
        Increase (decrease) in liabilities:
           Reserve for trade payable                                                        0                  0
           Reserve for bonus and retirement allowances                                      0                  0
           Trade accounts payable                                                    (246,489)            (2,290)
           Trade accounts payable-related party                                        (3,143)               (29)
           Income taxes paid                                                         (389,951)            (3,623)
           Deposit for rental activities                                               (2,397)               (22)
           Deposit for rental activities-related paryt                                      0                  0
           Accrued interest expense                                                         0                  0
           Other liabilities                                                         (105,101)              (977)
           Other liabilities-related party                                              7,420                 69
-----------------------------------------------------------------------------------------------------------------
             Total adjustment                                                        (410,155)            (3,970)
-----------------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities                                374,494              3,320
-----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
        Capital expenditures                                                         (438,497)            (4,074)
        Payment for puchase of securities                                             (57,504)              (534)
        Proceeds from sale of securities                                                    0                  0
        Placement of loans                                                                  0                  0
        Collections of loans                                                                0                  0
-----------------------------------------------------------------------------------------------------------------
             Net cash used in investing activities                                   (496,001)            (4,608)
-----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
        Increase in borrowing                                                         210,000              1,951
        Repayment of borrowing                                                       (245,120)            (2,278)
        Cash dividends paid                                                                 0                  0
-----------------------------------------------------------------------------------------------------------------
             Net cash provided by (used in ) financing activities                     (35,120)              (327)
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                              (156,627)            (1,615)
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of peirod                                      847,810              7,877
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of period                                        691,183              6,262
-----------------------------------------------------------------------------------------------------------------

             Exchange Rate: 110.63 yen to a dollar for June 30, 2005
=================================================================================================================
                                                                                      691,183              6,262
                                                                                            0                  0

NOTES TO FINANCIAL STAETMENTS as of June 30, 2005
--------------------------------------------------------------------------------
Entertainment Is Us, Inc.

1. Summary of Significant Accounting Policies
(a) Basic of Presenting Financial Statements The accompanying unaudited financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Entertainment Is Us, Inc.'s (the "Company") annual financial statements for the years ended September 30, 2003 and 2004.

The interim financial statements present the balance sheet, statements of operations, stockholders' equity and cash flows of the Company. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of June 30, 2005 and the results of operations, stockholders' equity and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Use of Estimates
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c) Revenue Recognition
Revenue is recognized when customers purchase pachinko balls and coins for slot machines.

(d) Cash Equivalents
The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

(e) Investments in Securities
The Company classifies its debt and equity securities as "available-for-sale securities. Debt and equity securities are classified as "available-for-sale" securities and are reported at fair market value, with unrealized gains or losses net of deferred taxes included in other comprehensive income (loss) and accumulated in the stockholders' equity section of the balance sheet. The Company did not hold any "trading" and "held-to-maturity" securities at June 30, 2005.

(f) Depreciation
Depreciation of property, plant and equipment is calculated principally by the declining-balance method based on estimated useful lives of the respective assets, while the straight-line method is applied to buildings acquired after April 1, 1998.

(g) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of
The Company's long-lived asset and certain identifiable intangibles are reviewed for impairment when ever events of changes in circumstances indicate that the carrying amount of assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not classify any long-lived assets as long-lived assets to be disposed of at June 30, 2005.

2. Basis of Translating Financial Statements
The financial statements are expressed in Japanese yen. However, solely for the convenience of the reader, the balance sheet as of June 30, 2005 have been translated into United States dollars at the rate of \110.37=US$1, the approximate exchange rate prevailing on the Tokyo Foreign Exchange Market on June 30, 2005, and the income statement and the cashflow statement for the quarter ended June 30, 2005 was translated at the rate of \107.63=US$1, the quarterly average exchange rate. This translation should not be construed as a representation that all the amounts shown could be converted into U.S. dollars.

3. Related Party Transactions
The Company has related party transaction between related parties below:

a) Ginza Kaikan Co Ltd
Ginza Kaikan is a company that operates entertainment facilities for pachinko and slot machine, owned by Kyoko Kaneyama, one of board of directors and the stockholder of the Company (98.3% interests). Ginza Kaikan owns four entertainment facilities in the city of Shizuoka. The Company sends employees to Ginza Kaikan and shares some parts of their salary with Ginza Kaikan. The Company also rent lands to Ginza Kaiknan.

b) Esore Ryusyo Co Ltd.
Esore Ryusho is a company that 100% owned by Kyoko Kaneyama, and operates cleaning, advertisement and sale of drinks by vending machines in entertainment facilities.

                                De Joya & Company
                   Certified Public Accountants & Consultants
                          2425 W. Horizon Ridge Parkway
                             Henderson, Nevada 89052

--------------------------------------------------------------------------------


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders
Entertainment Is Us, Inc.
Carson City, Nevada

We have audited the accompanying balance sheets of Entertainment Is Us, Inc. as of September 30, 2004 and 2003 and the related statements of income, stockholders' equity, and cash flows for the years ended September 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Entertainment Is Us, Inc. as of September 30, 2004 and 2003, and the results of its operations and cash flows for the years ended September 30, 2004 and 2003 in conformity with accounting principles generally accepted in the United States.


/s/ De Joya & Company
---------------------
De Joya & Company
January 15, 2005
Henderson, Nevada

--------------------------------------------------------------------------------




                            ENTERTAINMENT IS US, INC.
                                  ANNUAL REPORT
                     Years Ended September 30, 2004 and 2003


CONSOLIDATED BALANCE SHEET
---------------------------------------------------------------------------------------------------------------
Entertainment Is Us, Inc.                                             Yen                   U.S. dollars
September 30, 2003 and 2004                                       (thousands)               (thousands)
                                                            ------------------------- -------------------------
Assets                                                       Sep 2003     Sep 2004     Sep 2003     Sep 2004
----------------------------------------------------------- ------------ ------------ ------------ ------------
Current Assets:
  Cash and cash equivalents                                     775,305      847,810        6,996        7,643
  Marketable securities (note 6)                                 71,611       51,700          646          466
  Accounts receivable                                             1,309        3,346           12           30
  Accounts receivable-related party                              31,966       27,953          288          252
  Inventories (note 3)                                          117,624       17,256        1,061          156
  Other current assets                                           49,032       15,859          442          143
----------------------------------------------------------- ------------ ------------ ------------ ------------
        Total current assets                                  1,046,847      963,924        9,445        8,690
----------------------------------------------------------- ------------ ------------ ------------ ------------

Property, plant and equipment, at cost: (note 4)
  Land                                                        5,735,972    5,735,972       51,760       51,713
  Buildings and structures                                    2,173,220    2,285,117       19,610       20,601
  Machinery, equipment and other                                592,824      773,054        5,349        6,969
  Intangible assets                                               5,106        3,454           46           31
----------------------------------------------------------- ------------ ------------ ------------ ------------
                                                              8,507,032    8,797,597       76,765       79,283
  Less accumulated depreciation                             (1,526,733)  (1,563,137)     (13,777)     (14,092)
----------------------------------------------------------- ------------ ------------ ------------ ------------
                                                              6,980,299    7,234,460       62,988       63,491

Other assets
  Insurance contracts, cash surrender value                     296,156      323,202        2,672        2,914
   Other assets                                                  90,276      201,400          815        1,816
  Other assets-related party                                     50,000            0           451          0
----------------------------------------------------------- ------------ ------------ ------------ ------------
        Total investments and other assets                      436,432      524,602        3,938        4,730
----------------------------------------------------------- ------------ ------------ ------------ ------------
             Total assets                                     8,463,578    8,722,986       76,371       78,611
----------------------------------------------------------- ------------ ------------ ------------ ------------

Exchange rate:  110.82 and 110.92 yen to a dollar for Sep. 2003 and 2004, respectively


CONSOLIDATED BALANCE SHEET
---------------------------------------------------------------------------------------------------------------
Entertainment Is Us, Inc.                                             Yen                   U.S. dollars
September 30, 2003 and 2004                                        (thousands)               (thousands)
                                                            ------------------------- -------------------------
Liabilities and stockholders' equity                         Sep 2003     Sep 2004     Sep 2003     Sep 2004
----------------------------------------------------------- ------------ ------------ ------------ ------------
  Current liabilities:
    Current portion of long-term debt (note 7)                  724,340      505,212        6,536        4,555
    Current portion of long-term debt-related party              90,000       90,000          812          811
    Account payables                                            195,870      330,999        1,767        2,984
    Account payables-related party                               23,407       26,526          211          239
    Income taxes payable                                             70      195,830            1        1,766
    Other current liabilities (note 8)                          248,685      145,182        2,244        1,309
    Other current liabilities-related party                      14,497       17,270          131          156
----------------------------------------------------------- ------------ ------------ ------------ ------------
        Total current liabilities                             1,296,869    1,311,019       11,702       11,664
----------------------------------------------------------- ------------ ------------ ------------ ------------

  Long-term liabilities
    Long term debt (note 7)                                   3,038,523    2,660,811       27,418       23,989
    Long-term debt-related party                                600,000      600,000        5,414        5,409
    Deposit related to rental activities                        131,285      114,370        1,185        1,031
    Deposit related to rental activities-related party          238,095      228,973        2,148        2,064
    Liability for employee retirement benefit                   180,640      193,205        1,630        1,742
    Other liabilities                                               773       13,116            7          118
----------------------------------------------------------- ------------ ------------ ------------ ------------
        Total liabilities                                     4,189,316    3,810,475       49,504       34,353
----------------------------------------------------------- ------------ ------------ ------------ ------------

  Stockholders' equity:
    Common stock - par value $0.001; authorized
    10,000,000 shares; issued and outstanding                       884        1,109            8           10
    8,310,000 and 10,000,000 shares at September 30,
    2003 and 2004, respectively
    Additional paid-in capital                                    9,116        8,891           82           82
    Legal reserves (note 9)                                       2,500        2,500           23           23
     Retained earnings                                        2,970,199    3,586,696       26,802       32,336
    Accumulated  other  comprehensive  income (loss) (note      (5,306)        2,296         (48)          143
     11)
----------------------------------------------------------- ------------ ------------ ------------ ------------
       Total stockholders' equity                             2,977,393    3,601,492       26,867       32,594
----------------------------------------------------------- ------------ ------------ ------------ ------------
             Total liabilities and stockholders' equity       8,463,578    8,722,986       76,371       78,611
----------------------------------------------------------- ------------ ------------ ------------ ------------
Exchange rate:  110.82 and 110.92 yen to a dollar for Sep. 2003 and 2004, respectively


CONSOLIDATED INCOME STATEMENT
-------------------------------------------------------------------------------------------------------------------
Entertainment Is Us, Inc.                                             Yen                    U.S. dollars
Year ended September 30, 2003 and 2004                             (thousands)                (thousands)
                                                            -------------------------  -------------------------
                                                               Sep 2003     Sep 2004      Sep 2003     Sep 2004
----------------------------------------------------------- ------------ ------------  ------------ ------------
Gaming revenue                                                1,947,244    2,129,869        17,571       19,202

Selling, general and administrative expenses                  1,366,582    1,241,986        12,332       11,197
Selling, general and administrative expenses-related party       47,400       40,800           428          368
----------------------------------------------------------- ------------ ------------  ------------ ------------
    Operating income                                            533,262      847,083         4,811        7,637

Other income:
  Interest and dividend income                                    2,157        1,469            19           13
  Interest and dividend income-related party                      1,250          219            11            2
  Rental income                                                 340,294      308,369         3,072        2,780
  Rental income-related party                                     1,260        9,940            11           90
  Other income                                                   67,793       35,077           612          316
  Other income-related party                                      4,748       10,939            43           99
----------------------------------------------------------- ------------ ------------  ------------ ------------
                                                                417,602      336,013         3,768        3,300
----------------------------------------------------------- ------------ ------------  ------------ ------------
Other expenses:
  Interest expense                                               86,161       77,413           777          698
  Interest expense-related party                                 13,237       18,964           119          171
  Loss on sales of securities                                         0        7,219             0           65
  Disposal of properties                                        312,348      250,645         2,819        2,260
  Other                                                          44,950        2,063           406           19
----------------------------------------------------------- ------------ ------------  ------------ ------------
                                                                456,696      356,604         4,121        3,213
----------------------------------------------------------- ------------ ------------  ------------ ------------
      Income before income taxes                                494,068      856,792         4,458        7,724

Income taxes:
  Current                                                       202,591      273,141         1,828        2,463
  Deferred                                                        9,534     (64,046)            86        (577)
----------------------------------------------------------- ------------ ------------  ------------ ------------
                                                                212,125      209,095         1,914        1,886
----------------------------------------------------------- ------------ ------------  ------------ ------------
           Net income                                           281,943      647,697         2,544        5,838
----------------------------------------------------------- ------------ ------------  ------------ ------------
                                                               Sep 2003     Sep 2004       Sep 2003    Sep 2004
----------------------------------------------------------- ------------ ------------  ------------ ------------
Basic and dully diluted net income per common share              \33.92       \64.77         $0.31        $0.58
Basic and dully diluted weighted average outstanding
    common shares                                             8,310,000   10,000,000     8,310,000   10,000,000
----------------------------------------------------------- ------------ ------------  ------------ ------------
Exchange rate:  110.82 and 110.92 yen to a dollar for Sep. 2003 and 2004, respectively


STATEMENT OF STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            U.S. dollars (thousands)



Entertainment Is Us, Inc.                                        Additional                            Accum. Other       Stock-
For the year ended                             Common stock       Paid-in     Legal       Retained      Comprehensive     holders'
September 30, 2003 and 2004                 Shares      Amount    Capital     Reserve     Earnings      Income (Loss)     Equity
---------------------------------------- ------------ ---------- ----------- --------- -------------- ---------------- -------------
Balances, October 1, 2002                  8,310,000  $       8  $       84  $     23  $      22,694  $          (220) $     24,589

Net income                                                                                     4,472                          4,472
Change in unrealized gain on
  marketable securities                                                                                           172           172
Foreign currency
  Translation                                                                                                     (68)          (66)
Dividends paid to
    Shareholders                                                                                (282)                          (282)
---------------------------------------- ------------ ---------- ----------- --------- -------------- ---------------- -------------
Balances, September 30, 2003               8,310,000  $       8  $       84  $     23  $      26,884  $          (116) $     26,883

Net income                                                                                     5,838                          5,839
Issuance of shares related to              1,690,000          2         (2)                                                       -
  reverse merger
Change in unrealized gain on
    marketable securities                                                                                          69            69
Foreign currency translation                                                                    (105)             190            85
Dividends paid to
    Shareholders                                                                                (281)                          (281)
---------------------------------------- ------------ ---------- ----------- --------- -------------- ---------------- -------------
Balances, September 31, 2004              10,000,000  $      10  $       82  $     23  $      32,336  $           143  $     32,594
---------------------------------------- ------------ ---------- ----------- --------- -------------- ---------------- -------------
Exchange rate:  110.82 and 110.92 yen to a dollar for Sep. 2003 and 2004, respectively


STATEMENT OF CASH FLOW
-------------------------------------------------------------------------------------------------------------------
Entertainment Is Us, Inc.                                           Yen                        U.S. dollars
Year ended September 30, 2003 and 2004                          (thousands)                    (thousands)
                                                         --------------------------     ---------------------------
                                                          Sep 2003      Sep 2004          Sep 2003      Sep 2004
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
Cash flow from operating activities: (note 10)
  Net income before income taxes                             494,068       856,792              4,458        7,724
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
  Adjustments to reconcile net income to net cash provided by operating activities:
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
     Depreciation                                            149,563       189,284              1,350        1,706
     Loss (gain) on disposal of fixed assets                 312,348       273,482              2,819        2,466
     Loss (gain) on sale of securities                             0         7,219                  0           65
     Valuation loss (gain) on marketable securities           27,682             0                250            0
     Decrease (increase) in assets:
        Accounts receivable                                      677        39,626                  6          357
        Accounts receivable-related party                       (719)        4,013                 (6)          36
        Inventories                                           18,101       100,368                163          905
        Insurance, cash surrender value                      (37,642)      (27,046)              (340)        (244)
        Other assets                                           8,955       (29,307)                81         (264)
     Increase (decrease) in liabilities:
        Accounts payable                                       4,245       135,129                 38        1,218
        Accounts payable-related party                        17,858         3,119                161           28
        Deposit related to rental activities                 (15,902)      (16,915)              (143)        (152)
        Deposit  related  to rental  activities-related        2,987        (9,122)                27          (82)
party
        Reserve for allowance for retirement                   4,426        12,565                 40          113
        Income taxes paid                                   (410,690)     (105,120)            (3,707)        (948)
        Other liabilities                                    (90,719)     (563,222)              (819)      (5,078)
        Other liabilities-related party                           58         2,774                  1           25
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
        Net cash provided by operating activities            485,296       873,639              4,379        7,875
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
Cash flows from investing activities:
    Capital expenditures                                    (282,151)     (248,543)            (2,546)      (2,241)
    Payment for purchase of securities                            (1)       30,794                  0          278
    Proceeds from sale of securities                               0        (5,381)                 0          (48)
    Collections of loan receivables-related party                  0        50,000                  0          451
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
        Net cash used in investing activities               (282,152)     (173,094)            (2,546)      (1,560)
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
Cash flows from financing activities:
    Proceeds from long-term debt                             143,836             0              1,298            0
    Repayment of long-term debt                             (474,340)     (596,840)            (4,280)      (5,381)
    Cash dividends paid                                      (31,200)      (31,200)              (282)        (281)
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
        Net  cash   provided  by  (used  in)  financing     (361,704)     (628,040)            (3,264)      (5,662)
activities:
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
Net change in cash and cash equivalents                     (158,560)       72,505            (1,431)          653
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
Cash and cash equivalents at beginning of year               933,865       775,305              8,421        6,990
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
Cash and cash equivalents at end of year                     775,305       847,810              6,990        7,643
-------------------------------------------------------- ------------ ------------- --- -------------- ------------
Exchange rate:  110.82 and 110.92 yen to a dollar for Sep. 2003 and 2004, respectively

NOTES TO FINANCIAL STAETMENTS
--------------------------------------------------------------------------------
Entertainment Is Us, Inc.
Year ended September 30, 2003 and 2004

1.       Summary of Significant Accounting Policies

(a) Description of Business
Entertainment Is Us, Inc, (the "Company") was formed in 2004 for the purpose of being a holding company which would acquire entertainment related businesses. On July 24, 2004 the Company issued 8,310,000 shares of its common stock to acquire 100% of Sunkyo Co. Ltd. ("Sunkyo"), a Japanese corporation, which the Company had 1,690,000 shares of common stock outstanding prior to this transaction. This transaction is considered to be a capital transaction in substance, rather than a business combination. The accounting for this transaction is to that resulting from a reverse acquisition, except goodwill is not recorded. Accordingly, the historical financial information of the accompanying financial statements are that of Sunkyo. Sunkyo develops, operates, and manages entertainment facilities for pachinko games and slot machines in Japan. Currently 5 facilities are operating under Sunkyo's management.

(b) Basic of Presenting Financial Statements
The financial statements presented herein have been prepared on a consolidated basis and in a manner reflecting the adjustments necessary to conform to accounting principles generally accepted in the United States of America. The Company's year end is September 30.

(c) Use of Estimates
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(d) Gaming Revenue and Revenue Recognition
The Company principally derives revenue from the operation of pachinko and pachislot games. The Company is subject to annual licensing requirements established by the Prefectural Public Safety Commission. The Company must renew this license yearly to operate. The Company pays sales taxes of 4% of net revenues.

A summary of the gaming revenues for the years ended September 31, 2004 and 2003 are as follows:

------------------------------ -------------------------------- ------------------------------
                                          Sep 2003                        Sep 2004
                               -------------------------------- ------------------------------
                                  Amount         Percentage        Amount        Percentage
                                (thousands)                       (thousands)
------------------------------ -------------- ----------------- -------------- ---------------
Patron wagers (pay-ins)             $119,873            100.0%       $133,073          100.0"
Patron payouts                    ($102,248)            085.3%     ($113,871)           85.6%
------------------------------ -------------- ----------------- -------------- ---------------
  Gaming revenue                     $17,625             14.7%        $19,202           14.4%
------------------------------ -------------- ----------------- -------------- ---------------

Revenues from pachinko and pachislo games represent the gross pay-ins, less payouts to customers. Revenues are recorded when cash is received for game balls or game tokens when rented to the patrons.

Payouts are recorded when the token prizes are purchased back from the exchangers. Other revenues for beverage are recognized at the time of sale. Deferred revenues consist of payments received by the Company related to the exclusive rights for beverage and food vending machines to third-party vendors, and unredeemed prizes as well as, unused prepaid cards. The revenues of the exclusive rights are recognized either over the term of the contract or based upon an agreed upon percentage of disbursements from the vending machines.

(e) Cash Equivalents
The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

(f) Marketable in Securities
The Company classifies its debt and equity securities as "available-for-sale securities. Debt and equity securities are classified as "available-for-sale" securities and are reported at fair market value, with unrealized gains or losses net of deferred taxes included in other comprehensive income (loss) and accumulated in the stockholders' equity section of the balance sheet. The Company did not hold any "trading" and "held-to-maturity" securities at September 30, 2004.

(g) Depreciation
Depreciation of property, plant and equipment is calculated principally by the straight line method based on estimated useful lives of the respective assets.

(h) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of
The Company's long-lived asset and certain identifiable intangibles are reviewed for impairment when ever events of changes in circumstances indicate that the carrying amount of assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not classify any long-lived assets as long-lived assets to be disposed of at September 30, 2004.

(i) Income Taxes
Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

(j) Advertising Expenses
Advertising expenses are expensed as incurred. Advertising expenses for each of the years in the two years period ended September 30, 2003 and 2004 were \100 million ($905,141) and \131 million ($1,181,031), respectively.

(k) Basic Net Income per Common Share
Basic net income per common share has been computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each year. The weighted average number of common shares out standing for the year ended September 30, 2003and 2004 was \46,990 ($425) and \107,950 ($973) respectively.

2.       Basis of Translating Financial Statements

Since the Company's operations are significantly all in Japan and the Company's currency is denominated in Japanse Yen ("\"), the financial statements are expressed in Japanese yen. However, solely for the convenience of the reader, the financial statements as of and for the years ended September 30, 2003 and 2004 have been translated into United States dollars at the rate of 110.82=US$1 and 110.92=US$1, respectively, the approximate exchange rate prevailing on the Tokyo Foreign Exchange Market on September 30, 2004. This translation should not be construed as a representation that all the amounts shown could be converted into U.S. dollars.

3.       Inventories

Inventories consist of gaming prizes, food and beverages and are stated at the lower of cost (determined by the first-in, first-out method) or market.

4.   Property, Plant, and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Major betterments are capitalized, while routine repairs and maintenance are charged to expense when incurred. Depreciation, which includes assets under capital leases, is computed using the straight-line method or declining balance over the following estimated useful lives:

Buildings and improvements                       10 to 40 years
Pachinko machines and equipment                  2 to 20 years

Pachinko  machines  generally  have a useful life of two (2) to three (3) years;
however, technology changes and changes in patron playing habits may cause pachinko machines to become obsolete. Management evaluates utilization of machines daily. In the event certain machines become underutilized, management must sell or dispose of the assets.

4.       Related Party Transactions

The Company has related party transaction between related parties below:

a) Ginza Kaikan Co Ltd
Ginza Kaikan is a company that operates entertainment facilities for pachinko and slot machine, owned by Kyoko Kaneyama, one of board of directors and the stockholder of the Company (98.3% interests). Ginza Kaikan owns four entertainment facilities in the city of Shizuoka. The Company sends employees to Ginza Kaikan and shares some parts of their salary with Ginza Kaikan. The Company also rent lands to Ginza Kaiknan.

b) Esore Ryusyo Co Ltd.
Esore Ryusho is a company that 100% owned by Kyoko Kaneyama, and operates cleaning, advertisement and sale of drinks by vending machines in entertainment facilities.

Financial information in respect of related party transactions at September 30, 2003 and 2004, and for each of the years in the two-year period ended September 30, 2004 is separately reported in the financial statements.

5.       Marketable Securities

Certain information with respect to available-for-sale securities, all of which are marketable securities at September 30, 2003 and 2004, is summarized below:

------------------------- --------------------------  --------------------------
                                    Yen                     U.S. dollars
                                (thousands)                 (thousands)
                          -------------------------  ---------------------------
                           Sep 2003     Sep 2004       Sep 2003      Sep 2004
------------------------- ------------- ------------  ------------- ------------
Cost                           80,622       47,800            728           551
Fair Market Value              71,611       51,700            646           586
Gross unrealized gains            579        5,968              5            54
Gross unrealized losses        (9,590)      (2,068)           (87)           19

6.       Long-term Debt

The long-term debts are either secured or unsecured, and their interest rates range from 1.25% to 2.38% at September 30, 2004. The current portion of long-term debt of \595 million ($5,364,226) includes secured loans of \586 million ($5,283,086) and the non-current portion of \3,261 million ($29,399,567) includes secured loans of \2,661 million ($23,990,263).

The following schedule shows the maturities of long-term debt for each of the five years following September 30, 2004 and thereafter:
----------------------------------- ------------- --------------
                                        Yen       U.S. dollars
                                    (thousands)    (thousands)
                                    ------------- --------------
                                      Sep 2004      Sep 2004
----------------------------------- ------------- --------------
September 30, 2005                       595,212          5,366
----------------------------------- ------------- --------------
September 30, 2006                       506,105          4,563
September 30, 2007                       507,018          4,571
September 30, 2008                       490,942          4,426
September 30, 2009                       368,448          3,322
After five years                       1,388,298         12,516
----------------------------------- ------------- --------------
     Total                             3,856,023         34,764
----------------------------------- ------------- --------------

7.       Income Taxes

The Company is subject to Japanese national and local taxes based on income, which in aggregate resulted in a normal statutory tax rate of 41.12% for both fiscal years ended September 30, 2003 and 2004. Tax effects of significant temporary differences at September 30, 2003 and 2004 were as follows:

---------------------------------------------------------------------------------------------------------------
                                                                        Yen               U.S.  dollars
                                                                   (thousands)             (thousands)
                                                           ------------------------ ---------------------------
                                                            Sep 2003     Sep 2004        Sep 2003   Sep  2004
---------------------------------------------------------- ----------- ------------ -------------- ------------
Deferred   tax   assets (liabilities)-current:
  Accrued expenses                                              5,997        6,128             54           55
  Net unrealized losses on  marketable  securities              3,705            0             33            0
  Enterprise  taxes                                              (849)           0             (8)           0

  Net   deferred   assets
(liabilities)-current 8,853 6,128 79 55

Deferred tax assts (liabilities)-non-current:
    Enterprise taxes                                                0       18,529              0          167
    Pension and severance costs                                 8,327        8,429             75           76
    Depreciation                                                  387        3,124              3           28
    Net unrealized losses on marketable securities                  0       (1,604)             0          (14)
    Retirement benefit                                              0       69,094              0          623
    Reserve for reduced value entry                           (13,192)     (12,850)          (119)        (116)
---------------------------------------------------------- ----------- ------------ -------------- ------------
       Net deferred assets (liabilities)-non-current           (4,478)      84,722            (41)         764

8.       Dividends and Legal Reserves

The Japanese Commercial Code provided that earnings in an amount equal to at least 10% of all appropriations of retained earnings that are paid in cash, such as cash dividends and bonuses to directors, shall be appropriated as a legal reserve until such reserve equals 25% stated capital. The Japanese Commercial Code, amended effective October 1, 2001, provides that earnings in an amount equal to at least 10% of appropriations of retained earnings that are paid in cash shall be appropriated as a legal reserve until an aggregated amount of capital surplus and the legal reserve equals 25% of stated capital. Cash dividends in the two-year period ended September 30, 2003 and 2004 were \31,200,000 ($281,284) for both years.

9.       Supplemental Disclosures of Cash flow Information

--------------------------------------------------------- ------------------------  ----------------------------
                                                                    Yen                    U.S. dollars
                                                                (thousands)                 (thousands)
                                                          ------------------------  ----------------------------
                                                           Sep 2003     Sep 2004       Sep 2003       Sep 2004
--------------------------------------------------------- ----------- ------------  -------------- -------------
Cash paid during the year for:
  Interest                                                    99,398       95,906             897           864
  Income taxes                                               410,690      105,120           3,706           948


10.      Comprehensive Income

The Company's comprehensive income consists of unrealized gains on marketable securities:

------------------------------------------------------- ------------- --------------  --------------------------
                                                            Yen            Yen              U.S. dollars
                                                        (thousands)    (thousands)           (thousands)
                                                        ------------- --------------  --------------------------
                                                          Sep 2003      Sep 2004        Sep 2003     Sep 2004
------------------------------------------------------- ------------- --------------  ------------- ------------
Net unrealized gains on marketable securities:
  Balance at beginning of year                               (24,350)        (5,306)          (220)         (48)
  Realized (gain) loss on marketable securities               16,298         (5,309)           147          (48)
  Increase (decrease) in net unrealized gains on               2,746         12,911             25          117
     marketable securities
------------------------------------------------------- ------------- --------------  ------------- ------------
  Balance at end of year                                      (5,306)         2,296            (49)          21
------------------------------------------------------- ------------- --------------  ------------- ------------

11.      Commitments and Contingent Liabilities

At September 30, 2004, the Company had contingent liabilities for guarantees of bank loans of Ginza Kaikan of \517,500,000 ($4,665,525).

12.      Leases

The Company has several operating leases, primarily for vehicles and office equipments. Future minimum lease payments under non-cancelable operating leases that have initial or remaining lease terms in excess of one year at September 30, 2004 are as follows:

---------------------------------------- ------------- --- --------------
                                             Yen           U.S. dollars
                                         (thousands)        (thousands)
                                         -------------     --------------
                                                           --------------
                                           Sep 2004          Sep 2004
---------------------------------------- ------------- --- --------------
September 30, 2005                              8,186                 73
---------------------------------------- ------------- --- --------------
September 30, 2006                              2,294                 21
September 30, 2007                              1,217                 11
September 30, 2008                              1,015                  9
September 30, 2009                                404                  4
After five years                                    0
---------------------------------------- ------------- --- --------------
     Total                                     13,116                118
---------------------------------------- ------------- --- --------------

14   Risks and Uncertainties

Innovations in Technologies
The Company's gaming machines are subject to new innovations and changes in entertainment experiences. Pachinko machines vary widely in price and expected life. Rapid changes in demand will render a machine under-producing and potentially obsolete.

Cyclical Nature of Business
The Company's primary business involves gaming entertainment. During periods of recession or economic downturn, consumers may reduce or eliminate spending on gaming entertainment activities. In the event that any of the Company's demographic markets suffer adverse economic conditions, the Company's revenues may be materially adversely affected. In addition, the operations of the pachinko stores are typically seasonal in nature. The sales during the holiday seasons are higher than the regular months. The biggest holiday season in Japan lies in the end of December through the beginning of January. Additionally, revenues can fluctuate when a new type of pachinko machine is introduced at the stores.

Japanese Gaming Regulation
The Company's business is regulated. The Entertainment Establishment Control Law
(EECL) governs a variety of entertainment establishments, including pachinko and pachislot stores. The National Public Safety Commission (NPSC) sets out the general standard of the pachinko stores within the scope of EECL. The ability of the Company to remain in business and to operate profitably depends upon the Company's ability to satisfy all applicable NPSC gaming laws and regulations governed by EECL

Political Climate
The Company's ability to remain in the gaming business depends on the continued political acceptability of pachinko gaming activities to both the public and governmental officials. In addition, the gaming laws regulate payout rates which, if altered, may diminish the Company's profitability. Management is aware of nothing to indicate that NPSC officials will change its policies toward gaming activities in general; however, there are no assurances that such policies will not be changed. Any substantial, unfavorable change in the enabling laws or tax rates on gaming revenues could make the Company's business substantially more onerous, less profitable or illegal, which would have a material adverse effect on the Company's business.

Competition
The Company faces substantial competition in each of the markets in which its gaming facilities are located. Some of the competitors have significantly greater name recognition and financial and marketing resources than the Company. Such competition results, in part, from the geographic concentration of competitors. All of the Company's gaming operations primarily compete with other gaming operations in their geographic areas. New expansion and development activity is occurring in each of the relevant markets, which may be expected to intensify competitive pressures.

Foreign Currency
Since the local currency is the Japanese Yen, the Company may experience significant fluctuations in the value of reported assets and liabilities in United States Dollars.

15.  Share Exchange Agreement

On November 30, 2004, the Company entered into a Share Exchange Agreement with Auto-Q International, Inc. ("Auto-Q"), a non-operating public company, whereby Auto-Q will issue 94,500,000 shares of its common stock for all the outstanding capital of the Company. Pursuant to the Share Exchange Agreement in connection therewith, Auto-Q shall first complete a 200-to-1 reverse stock split. Additionally, Auto-Q will issue 5,500,000 shares to General Corporate Services, S.A. for consulting services related to the Share Exchange Agreement. The Share Exchange Agreement has not been effectuated since the said shares have not been issued as of the date of these financial statements.

Entertainment Is Us, Inc.
Proforma Condensed Balance Sheet
June 30, 2005
(Unaudited)


                                         EIUS f/k/a                           Combined                                 Proforma
                                      Auto-Q Int'l,Inc.       EIUS              Total          Adjustments               Total
                                     ----------------- ----------------- ----------------- -----------------       ----------------
Current assets
  Cash                                                            6,262             6,262                                    6,262
  Marketable securities                                             984               984                                      984
  Accounts receivable                                                 -                 -                                        -
  Accounts receivable-related party                                 389               389                                      389
  Inventories                                                       156               156                                      156
  Other current assets                                               91                91                                       91
                                     ----------------- ----------------- -----------------                         ----------------
                                                    -             7,882             7,882                                    7,882

Property, plant & equipment, net                                 67,775            67,775                                   67,775
Other assets                                                      4,769             4,769                                    4,769
                                     ----------------- ----------------- -----------------                         ----------------

    Total assets                                    -            80,426            80,426                                   80,426
                                     ================= ================= =================                         ================

Current liabilities
  Current portions of
   long-term debt                                                   330               330                                      330
  Current portions of long-term
   debt-related party                                             2,356             2,356                                    2,356
  Accounts payables                                11               766               777                                      777
  Accounts payables-related party                                   212               212                                      212
  Other current liabilities                         3             1,093             1,096                                    1,096
  Other current
   liabilities-related party                        -                 -                                        -
                                     ----------------- ----------------- -----------------                         ----------------
                                                   14             4,757             4,771                                    4,771

Long-term liabilities                                            35,682            35,682                                   35,682
                                     ----------------- ----------------- -----------------                         ----------------
    Total liabilities                              14            40,439            40,453                                   40,453

Stockholders' equity
  Common stock                                      6                10                16               (85) (a)               101
  Additional paid-in capital                   15,909                82            15,991             3,501  (b)            12,490
  Legal reserves                                                     23                23                                       23
  Prepaid cosulting fee paid
   with common stock                          (12,513)                            (12,513)          (12,513) (C)                 -
  Retained earnings                            (3,416)           39,663            36,247             9,097  (d)            27,150
  Accumulated other comprehensive
   income (loss)                                                    209               209                                      209
                                     ----------------- ----------------- -----------------                         ----------------
    Total stockholders' equity                    (14)           39,987            39,973                                   39,973
                                     ----------------- ----------------- ----------------- -----------------       ----------------

    Total liabilities and
     stockholders' equity                           -            80,426            80,426                 -                 80,426
                                     ================= ================= ================= =================       ================


(a) Eliminate common stock related to EIUS and record stock issuance related to reverse-merger.
(b) Eliminate additional paid-in capital related to EIUS f/k/a Auto-Q Int'l, Inc. and record stock issuance of consulting shares related to reverse-merger
(C)  Eliminate prepaid consulting fee related to reverse merger as an expense.
(d) Eliminate retained earnings related to EIUS f/k/a Auto-Q Int'l, Inc. nd record expense related to consulting shares.

Entertainment Is Us, Inc.
Proforma Condensed Income Statement
For the nine months ended June 30, 2005
(Unaudited)



                                              EIUS f/k/a
                                              Auto-Q Int               Combined                       Proforma
                                               'l,Inc.     EIUS           Total   Adjustments          Total
                                            ------------  ----------  ----------  -----------       -----------
Gaming revenue                                               14,255      14,255                         14,255

Selling, general & administrative expenses           90       9,890       9,980       12,513  (a)       22,493
                                            ------------  ----------  ----------                    -----------

  Operating income                                  (90)      4,365       4,275                         (8,238)

Other income                                                  5,088       5,088                          5,088
Other expenses                                               (2,165)     (2,165)                        (2,165)
                                            ------------  ----------  ----------                    -----------
  Income before income taxes                        (90)      7,288       7,198                         (5,315)

Income taxes                                                  3,185       3,185                          3,185
                                            ------------  ----------  ----------                    -----------
  Net income                                        (90)      4,103       4,013                         (8,500)
Other comprehensive income (net of taxes)                         -           -                              -
                                            ------------  ----------  ----------  -----------       -----------
                                            ------------  ----------  ----------                    -----------
  Comprehensive income                              (90)      4,103       4,013       12,513            (8,500)
                                            ============  ==========  ==========  ===========       ===========


(a) Adjustments for isuance of 5,500,000 shares of common stock for consulting expense related to reverse-merger.